NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release July 30, 2009

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES SECOND QUARTER 2009 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the second quarter ended June 30, 2009. We believe our financial condition and results of operations remained strong in the face of the continuing events affecting the entire economy, including the credit, banking and mortgage markets. We continue to fulfill our role as an important provider of reliable and attractively priced wholesale funding to members. Highlights include:

•	Net income was $74 million for the second quarter and $158 million for the first six months of 2009, compared with $65 million and $114 million, respectively, in the same periods of 2008. The higher net income resulted primarily from 1) wider spreads earned on many short-term assets relative to our funding costs, and 2) we called approximately $12 billion of high-cost long-term debt (Bonds) in late 2008 and the first six months of 2009, before their final maturities. We replaced the called Bonds with new debt at substantially lower costs.

•	Assets decreased to $79.7 billion from $98.2 billion at December 31, 2008. The decline resulted primarily from lower Advance demand due to 1) members’ decrease in their loans outstanding and continued growth of their deposit base, both as a result of the economic contraction, and 2) new government funding/liquidity options available to members. We expect Advance demand to remain weak until monetary policy tightens and an economic recovery begins.

•	No credit risk-related or impairment charges were required.

•	A dividend, at a 4.50 percent annualized rate, was paid in cash on June 18, 2009. The dividend was 3.65 percentage points above average 3-month LIBOR for the second quarter of 2009.

•	Retained earnings grew $30 million in the second quarter and $69 million, or 21 percent, during the first six months of 2009.

•	Total capital increased $107 million, or 3 percent, during the first six months of 2009 and ended the quarter at 5.51 percent of total assets. Our regulatory capital to assets ratio of 5.65 percent at the end of June was well above the required minimum of 4.00 percent. Our financial leverage, as represented by this ratio, has decreased in 2009 due primarily to the reduction in Advances. Our capital adequacy continued to be in full compliance with all regulatory requirements.

•	In the first six months of 2009, $18 million was accrued for future use in the Affordable Housing Program.

•	Our liquidity position remains strong and our ability to access funds from the capital markets at acceptable costs is sufficient to meet operational needs.

Operating Results and Profitability

Second quarter net income was $74 million, an increase of 15 percent from $65 million in the second quarter of 2008. Net income for the six months ended June 30, 2009 was $158 million, up 38 percent compared to the $114 million of net income in the same period of 2008. Return on average equity (ROE) was 6.78 percent for the second quarter and 7.28 percent for the first six months of 2009, compared to 6.38 percent and 5.73 percent, respectively, for the same periods in 2008. The ROE spreads to 3-month LIBOR and overnight Federal funds are two market benchmarks we believe our stockholders use to assess the competitiveness of return on their capital investment in the FHLBank. These spreads were significantly above those in the same periods of 2008 as shown in the table below.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
ROE spread to 3-month LIBOR	5.93	3.63	6.23	2.71
ROE spread to overnight Federal funds	6.60	4.30	7.10	3.10

The increases in net income and profitability were driven primarily by wider than normal spreads on short-term assets relative to funding costs and Bond calls, as noted above. The financial market disruptions continued to result in an elevated cost of inter-bank lending (represented by LIBOR) relative to other short-term interest costs such as our Discount Notes. We believe this cost differential indicates market participants continued to view the System’s short-term debt as a lower risk investment than other short-term investments. Since we use Discount Notes to fund a large amount of our LIBOR-indexed Advances, we benefited from the more favorable relative funding costs.

In the second quarter, the LIBOR spread to Discount Notes decreased toward historical levels as the market participants’ view of the disruptions eased somewhat. As a result, our increased profits related to the wider spreads has begun to dissipate. However, we expect that our profitability will remain competitive relative to short-term interest rates.

Compared to the same period of 2008, earnings for the first six months of 2009 also benefited from the following: the sale of $216 million of mortgage-backed securities, resulting in gains of $6 million; increases in Advance prepayment fees of $4 million; and increases in net market value gains (primarily unrealized) of almost $9 million relating to accounting for derivatives.

Partially offsetting these positive factors was the continuation of extremely low short-term interest rates by historical standards, which minimized the amount of earnings generated from funding assets with our interest-free capital. The benchmark 3-month LIBOR rate, for example, averaged 1.05 percent in the first six months of 2009, compared to 3.02 percent for the same period in 2008.

Affordable Housing Program

Annually, we set aside 10 percent of net income before assessments for the Affordable Housing Program. In addition to our required set aside, in April 2009, the Board authorized two voluntary commitments to support other housing programs for a total of $5 million in 2009. The FHLBank has disbursed nearly $15 million of voluntary funds since 2003. These contributions are over and above the regulatory AHP requirements.

Assets and Mission Asset Activity

Assets were $79.7 billion at June 30, 2009, a decline of approximately 19 percent from year-end 2008. The ending balance of Mission Asset Activity – comprised of the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – fell 16 percent from year-end 2008 to end the second quarter at $59.2 billion. The average balance of Mission Asset Activity also decreased 15 percent during the first six months of 2009.

The principal balance of our Advances was $44.1 billion at June 30, 2009, a decrease of 16 percent from year-end 2008. The average principal balance of Advances during the first six months of 2009 was $48.8 billion, down 18 percent when compared to the same period of 2008. Advances fell because of 1) the recession, which resulted in a deceleration of members’ loan growth in the second half of 2008 and a decrease in their loans outstanding in the first half of 2009, coupled with a robust increase in their deposits and 2) the availability to members of new funding and liquidity options arising from the various fiscal and monetary stimuli and financial guarantees of the federal government to combat the financial crisis and recession. In particular, members’ liquidity has expanded due to funding from the Troubled Asset Relief Program (TARP) and the substantial increase in bank excess reserves initiated by the Federal Reserve.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $9.6 billion at June 30, 2009, an increase of 12 percent from year-end 2008. This change reflected the increased overall financing activity in the mortgage markets in response to the generally lower mortgage rates in the fourth quarter of 2008 and first quarter of 2009. However, an overall trend of rising rates in the second quarter diminished the incremental increase in volume as the second quarter progressed.

Our mortgage loan portfolio is comprised of conforming fixed-rate conventional loans and mortgages fully insured by the Federal Housing Administration. At June 30, 2009, $71 million (0.88 percent) of conventional principal was past due 60 days or more, or in foreclosure, which is well below the comparable national average of 3.68 percent. We have multiple layers of credit enhancements on our mortgage loans which protect us against losses down to approximately a 50 percent loan-to-value ratio.

The balance of investments was $24.9 billion at June 30, 2009, a decrease of 30 percent from year-end 2008. Total investments included $11.6 billion of mortgage-backed securities and $13.3 billion of short-term money market instruments. The latter are generally held for liquidity purposes to support our members’ funding needs. We decreased our short-term money market investment balances during the second quarter in response to the lower funding needs of our members and the lessening impact of market and credit conditions.

At June 30, 2009, 98 percent of our mortgage-backed securities were issued by Fannie Mae or Freddie Mac, which have the perceived backing of the United States government, while only 2 percent ($241 million) of the holdings were in private-label mortgage-backed securities. Our private-label mortgage-backed securities are comprised of high-quality residential mortgage loans issued and purchased in 2003. The underlying collateral has a de minimis level of delinquencies and foreclosures as reflected in the average serious delinquency rate (loans at least 60 days past due) of 0.58 percent of total principal, while their average credit enhancement stood at 7.1 percent. All of our private-label mortgage-backed securities were rated triple-A at June 30, 2009.

We have never experienced a credit-related loss on, nor have we ever established a loss reserve for any asset. In addition we have not taken an impairment charge on any investment. Based on our analysis of exposures and application of GAAP we continue to believe no loss reserves are required for our Advances or mortgage assets, nor do we consider any of our investments to be other-than-temporarily impaired.

Consolidated Obligations (Debt) and Liquidity

The severe disruptions in the financial and credit markets, including but not limited to the U.S. government actions placing Fannie Mae and Freddie Mac into conservatorship, have affected the FHLBank System’s funding costs and our debt and liquidity management, although to a lesser degree in 2009 than in the latter half of 2008. Relative to the second half of 2008, our funding spreads associated with issuing Bonds have improved this year and are less volatile when compared to U.S. Treasuries and LIBOR. We have been able to replace Bonds as they have matured and, as discussed earlier, Bonds that we called, all at more favorable interest costs.

Capital Stock and Retained Earnings

We continued to maintain strong compliance with all of our regulatory capital adequacy requirements as reflected in our regulatory capital to assets ratio of 5.65 percent (the minimum requirement is 4.00 percent). Capital stock was $4.0 billion on June 30, 2009, an increase of one percent or approximately $38 million from year-end 2008. Regulatory capital stock – which includes both capital stock and mandatorily redeemable capital stock – also increased $38 million, or one percent, from 2008 year-end. Retained earnings grew $69 million (21 percent) from year-end 2008 to $395 million on June 30, 2009.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. We raise private-sector capital from our member-stockholders and, with other FHLBanks, issue high-quality debt in the worldwide capital markets. We provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their FHLBank capital investment through quarterly dividends. We also fund community investment programs that help our members create affordable housing and promote community economic development. We have 739 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30,	December 31,
	2009	2008	Change (2)
Total assets	$79,677	$98,206	(19)%
Advances (principal)	44,092	52,799	(16)
Mortgage loans (principal)	9,604	8,590	12
Total investments	24,883	35,325	(30)
Consolidated Obligations:
Discount Notes	28,469	49,336	(42)
Bonds	44,182	42,393	4

Total Consolidated Obligations	72,651	91,729	(21)

Mandatorily redeemable capital stock	111	111	—
Capital stock	4,000	3,962	1
Retained earnings	395	326	21
Total capital	4,389	4,282	3
Capital to assets ratio (GAAP)	5.51%	4.36%
Capital to assets ratio (Regulatory) (1)	5.65%	4.48%

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
			Favorable/			Favorable/ (Unfavorable)
			(Unfavorable)
	2009	2008	Change (2)	2009	2008	Change (2)

Total interest income	$438	$765	(43)%	$953	$1,690	(44)%
Total interest expense	(329)	(668)	51	(731)	(1,514)	52

Net interest income	109	97	13	222	176	26

Other income (loss)	5	4	40	18	3	NM
Other expense	(13)	(12)	(8)	(25)	(23)	(6)
Assessments	(27)	(24)	(14)	(57)	(42)	(37)

Net income	$74	$65	15	$158	$114	38

Return on average equity	6.78%	6.38%		7.28%	5.73%
Return on average assets	0.35	0.28		0.35	0.25
Net interest margin	0.51	0.41		0.50	0.38
Annualized dividend rate	4.50	5.50		4.50	5.38
Average 3-month LIBOR	0.85	2.75		1.05	3.02

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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